EXHIBIT 5.1

                                                                October 17, 1996

Crompton & Knowles Corporation
One Station Place, Metro Center
Stamford, Connecticut 06902

Gentlemen:

     I have acted as counsel to Crompton & Knowles Corporation, a Massachusetts corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the issuance of up to 360,000 Common Shares, without par value (the "Common Shares"), of the Company pursuant to the Uniroyal Chemical Company, Inc. Retirement Reserve Fund Plan (the "Plan").

     In connection with the foregoing, I have examined: (a) the Amended and Restated Articles of Incorporation, and the By-Laws, as amended, of the Company,
(b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as I deemed necessary to render this opinion.

     Based on such examination, I am of the opinion that the Common Shares available for issuance under the Plan, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement and the reference to me in Item 5 of Part II of the Registration Statement.

                                       Very truly yours,

                                       /s/ John T. Ferguson II
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                                       John T. Ferguson II